Exhibit 99.1

Hello [Investor],

Our REIT's governing documents require that we provide you with an estimated Net Asset Value per share as of December 31, 2017. In this regard, we announced today that our board of trust managers approved the estimated Net Asset Value (NAV) per share.

I am pleased to inform you that the NAV per share for Rich Uncles Real Estate Investment Trust I is $10.66. This will be the new share price going forward from today, for shares sold via dividend reinvestment. This NAV per share will also assist investors and custodians with a value estimate for portfolio balancing and reporting purposes.

For the NAV calculation, our REIT retained an independent real estate valuation firm, Cushman & Wakefield, which reviewed all of our properties and proposed a range of values for each of them. They also reviewed the real estate related debt. Cushman & Wakefield incorporated other assets and liabilities and estimated ranges of NAV per share. Management then made a recommendation to the REIT's board of trust managers as to the new per-share valuation. The board, including its independent trust managers, unanimously approved management's recommendation.

Thank you for investing with us. We look forward to servicing your real estate investment needs for many more years.

READ THE PRESS RELEASE

If you have any questions about Rich Uncles Real Estate Investment I, please call us at (855) Rich-Uncles or simply reply to this email.

Sincerely,

Harold Hofer

Chief Executive Officer

About Rich Uncles	Contact Us

Rich Uncles Real Estate Investment Trust I allows small investors the opportunity to invest in commercial property.	3090 Bristol Street, Suite 550 Costa Mesa, CA 92626 info@RichUncles.com 1-855-Rich-Uncles (1-855-742-4862)
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